As filed with the Securities and Exchange Commission on May 6, 2005             Registration no. 333-_________
-----------------------------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            MILESTONE SCIENTIFIC INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                           13-3545623
   (State or Other Jurisdiction of                           (I.R.S. Employer
   Incorporation or Organization)                           Identification No.)

                             220 South Orange Avenue
                              Livingston, NJ 07039
                                 (973) 535-2717
    (Address, including zip code, and telephone number, including area code, of Registrant's executive offices)

                                  LEONARD OSSER
                             Chief Executive Officer
                             220 South Orange Avenue
                              Livingston, NJ 07039
                                 (973) 535-2717
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------
                                   Copies to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 405 Park Avenue
                            New York, New York 10022
                                 (212) 838-8040
                           (212) 838-9190 (Facsimile)

                                   -----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS
PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                                       PROPOSED MAXIMUM
                                                                    PROPOSED MAXIMUM       AGGREGATE         AMOUNT OF
TITLE OF EACH CLASS OF                              AMOUNT TO BE     OFFERING PRICE        OFFERING        REGISTRATION
SECURITIES TO BE REGISTERED                          REGISTERED     PER SECURITY(1)        PRICE(1)             FEE
--------------------------------------------------------------------------------------------------------------------------

Shares of Common Stock, par value $.001              1,215,597         $2.71 (2)          $3,228,190          $387.02
   per share
--------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value $.001
   per share, underlying warrants  (3)                333,807          $4.89 (4)          $1,632,316          $192.12
--------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value $.001
   per share, underlying options (3)                   16,666          $2.71 (4)            $29,499            $5.32
--------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value $.001
   per share, underlying options (3)                   66,667          $4.37 (4)           $291,335            $34.29
--------------------------------------------------------------------------------------------------------------------------
Warrants (3)                                           30,675          $0.48 (5)            $14,580             $1.73
--------------------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                                        $620.48
==========================================================================================================================

(1)   Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities

(2)   Act. Pursuant to Rule 457(c), the maximum offering price for the common stock is based upon the average of the high and low sales prices of the
      Common Stock on the American Stock Exchange on May 4, 2005 of $2.71.

(3)   Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants or options.

(4)   Pursuant to Rule 457(g) of the Securities Act of 1933, the proposed maximum offering price is based upon the higher of the price at which the warrants or options may be exercised and the price of shares of Common
      Stock as determined in accordance with Rule 457(c).

(5)   Pursuant to Rule 457(c), the maximum offering price for the warrants is based upon the average of the high and low sales prices of the Warrants on the American Stock Exchange on May 4, 2005 of $0.48

                                  ------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON
SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

PROSPECTUS

SUBJECT TO COMPLETION

                1,632,737 SHARES OF COMMON STOCK PAR VALUE $.001
                 30,675 WARRANTS, EACH TO PURCHASE ONE SHARE OF
                          COMMON STOCK PAR VALUE $.001

                            MILESTONE SCIENTIFIC INC.

         The selling stockholders named in this prospectus are offering to sell up to an aggregate of 1,632,737 shares of our common stock and 30,675 warrants, each to purchase one share of common stock at $4.89 per share, as follows:

149,612             Shares issued to various vendors and consultants in payment of outstanding trade payables and service fees in the
                    aggregate amount of approximately $390,333;

1,212,528           Shares (including 202,088 shares issuable upon exercise of warrants) issued to third party accredited investors in a
                    $3,000,000 private placement of Units each consisting of ten shares of common stock and two warrants, each to purchase
                    one share of common stock, in March, 2005;

43,424              Shares issued to our Director of Clinical Affairs as payment for assignment of patented inventions, in the aggregate
                    amount of $70,000;

12,121              Shares issued to two employees in December 2004, as a bonus, in the aggregate amount of $20,000;

                    16,666 Shares issuable to our Director of Clinical Affairs upon exercise of options, expiring on December 5, 2009, to buy shares of our common stock at an exercise price of $1.77 per share, granted in connection with an assignment to
                    Milestone of two newly patented inventions.

101,044             Shares issuable upon the exercise of warrants, expiring
                    February 16, 2009, issued as part of the commissions paid in connection with the March, 2005 private placement of units to accredited investors.

66,667              Shares issuable to a nominee of certain partners of our
                    legal counsel upon the exercise of options expiring on May [
                    ], 2010, to buy shares of our common stock at an exercise
                    price of $4.37 per share, as compensation for extending
                    credit and for past services rendered.

30,675               Warrants expiring February 16, 2009, to buy shares of our
                     common stock at a price of $4.89 per share, issued to a
                     nominee of certain partners of our legal counsel in part
                     payment of accrued liabilities for legal services in the
                     amount of $200,000, and the 30,675 shares underlying those warrants.

         We will not receive any of the proceeds from the sale of these securities. The securities are being registered for resale by the selling stockholders.

         Shares of our common stock and warrants to purchase shares of our common stock are traded on the American Stock Exchange under the symbols "MS"
and "MS.WS" respectively. On May [ ] , 2005 the closing price of our common stock was $ [ ] per share and the closing price of our warrant was $[ ] per share.

         See "Risk Factors" beginning on Page 14 for the factors you should consider before buying shares of our common stock.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May [ ], 2005.

                                TABLE OF CONTENTS

         You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational and reporting requirements of the
Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the
Securities and Exchange Commission at its principal offices at Judiciary Plaza,
Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 233 Broadway, 16th Flr., New York, NY 10279. You can get
copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at
http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800)
SEC-0330.

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of the registration statement, provides information as to the shares and warrants covered by the filing. However, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by such reference. You should refer to the actual document as filed with the
Securities and Exchange Commission. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange
Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

         We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K,
10-QSB and 10-KSB with the Securities and Exchange Commission.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by us with the Securities and Exchange
Commission are incorporated in this prospectus by reference:

         (1)   Annual Report on Form 10-KSB for the fiscal year ended December
               31, 2004;

         (2)   Current Reports on Form 8-K filed on January 6 and April 5, 2005;
               and

         (3)   Each document filed after the date of this prospectus pursuant to
               Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act
               but before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus from the date it was filed. Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated in this
               prospectus by reference modifies or supersedes such statement.

         Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Milestone Scientific Inc., 220 South Orange Avenue,
Livingston Corporate Park, Livingston, New Jersey 07039, (973) 535-2717
Attention: Kevin Lusardi, Chief Financial Officer.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN
THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK
COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS
PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR
A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED
SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO
SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN
WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                     SUMMARY

         OVERVIEW

         Milestone Scientific Inc. is the world leader in advanced injection technology. Its principal product, CompuDent(R), a computer controlled, precision metered, local anesthetic injection system (the "CompuDent"), enables a dentist to consistently administer safe, effective and painless injections.
CompuDent is a revolutionary device, considered one of the major advances in dentistry of the twentieth century. It has been favorably evaluated in approximately 50 peer reviewed or independent clinical research reports. In 2004 the CompuDent was prominently featured in the leading textbook on dental anesthesia, the "Handbook of Local Anesthesia" by Stanley F. Malamed, DDS.(1)

     CompuDent, including its ergonomically designed single use hand-piece The
Wand(R), ( "The Wand"), provides numerous, well documented benefits:

         o   CompuDent minimizes the pain associated with palatal, mandibular block and other injections, resulting in a more comfortable injection experience for the patient;

         o   the pencil grip used with The Wand handpiece allows unprecedented tactile sense and accurate control;

         o   new injections made possible with the CompuDent technology eliminate collateral numbness of the tongue, lips and facial muscles;

         o   bi-directional rotation of The Wand handpiece eliminates needle deflection resulting in greater success and more rapid onset of anesthesia in mandibular block injections;

         o   the use of a single patient use, disposable handpiece minimizes the risk of cross contamination;

         o   the ergonomic design of The Wand handpiece makes an injection easier and less stressful to administer, lowering the risk of carpal tunnel syndrome;

         o   reduces tissue tearing and necrosis and results in less
             post-operative or post-procedure pain, but is awaiting further clinical evidence before publicly making these claims.

OTHER PRODUCTS AND TECHNOLOGIES

         To enhance its role as the world leader in advanced injection technology, Milestone has developed the following array of other technologically advanced products for the delivery of local anesthetics and liquid medicaments.

         CompuMed

         Milestone developed and in 2001 began limited marketing of
"CompuMed(R)", a computer controlled injection system geared to the needs of the medical market and providing benefits similar to the CompuDent. CompuMed allows many medical procedures, now requiring IV sedation, to be performed with only local anesthesia because of the dramatic pain reduction. Also, dosages of local

-----------------
(1) Dr. Malamed is widely recognized as the preeminent authority on dental anesthesia. New editions of his "Handbook of Local Anesthesia" are published once every seven years and are used in all major U.S. and many foreign dental schools. It is the largest selling textbook in dental anesthesia and is the third largest selling dental textbook. The current edition recommends use of the
CompuDent and devotes 62 paragraphs to the device and its application. Milestone understands that this is the first instance in which Dr. Malamed's text has recommended a particular device.

anesthetic can often be significantly reduced, thus reducing side effects, accelerating recovery times, lowering costs and eliminating complications.
CompuMed is now gaining growing clinical evidence showing benefits from use in colorectal surgery, podiatry, dermatology, including surgery for the removal of basal cell carcinomas and other oncological dermatologic procedures, nasal and sinus surgery, including rhinoplasty, hair transplantation and plastic surgery.

         SafetyWand

         Following adoption of the Federal Needlestick Safety and Prevention Act
Milestone developed, and in September 2003 the FDA approved marketing of,
Milestone's The SafetyWand(TM) ("SafetyWand") disposable handpiece, a patented injection device that incorporates safety engineering sharps protection features to aid in the prevention of needlesticks. The SafetyWand is the first patented injection device to be fully compliant with OSHA regulations under the federal
Needlestick Safety Act while meeting the clinical needs of dentists.

         While safety injection devices have been mandated since 2000 under federal law, OSHA had been unable to enforce this law against dentists because of the inadequacy of existing devices to meet both the requirements of the law and the clinical needs of dentists. The SafetyWand meets these requirements and provides dental practitioners with a safer retractable needle device, with single hand activation, which is reusable multiple times during a single patient visit, yet small and sleek enough not to obscure the dentist's sometimes limited field of view. Since SafetyWand is now available commercially, OSHA has begun to enforce existing regulations requiring the use of safety engineered devices.
OSHA is empowered to levy substantial fines for failure to use these devices.

         CompuFlo

          CompuFlo(TM) ("CompuFlo"), developed by Milestone, is a revolutionary new technology for injections. CompuFlo enables health care practitioners to monitor and precisely control "pressure", "rate" and "volume" during all injections and can be used to inject all liquid medicaments as well as anesthetics. CompuFlo can also be used to aspirate body fluids.

                  In September 2004, Milestone Scientific was issued United
States Patent No. 6,786,885 (date of issue September 14, 2004) on CompuFlo technology, entitled "Pressure/Force Computer Controlled Drug Delivery System
with Exit Pressure. Proprietary software working with an innovative technology allows the system to continuously monitor and control the exit pressure of fluid and/or medication during an injection. This same technology also enables doctors to accurately identify different tissue types based on exit pressure during an injection. The technology appears to have many applications in both medicine and dentistry including epidural injections. In December 2004, the United States
Patent Office issued a "Notice of Allowance" for patent protection on two additional critical elements of the CompuFlo automated drug delivery technology:
"Drug Delivery System with Profiles" and "Pressure/Force Computer Controlled
Drug Delivery with Automated Charging". The first of these two additional technologies standardizes and simplifies the drug delivery process, while the second provides the means to deliver any volume of medication or infused fluid, such as a saline solution, into the human body.

         Epidurals. In 2004, successful results of two independent pilot clinical studies confirmed the efficacy of the CompuFlo pressure/force computer controlled anesthetic delivery system in identifying the epidural space.
Identifying when a hypodermic needle has entered the epidural space is a critically

important factor in the safety and effectiveness of anesthetic injections administered during childbirth and in the course of pain management therapy. A report on the results of the study, conducted through the University of Texas
Health Science Center at Houston under the guidance of Dr. Oscar Ghelber,
Assistant Professor of Anesthesiology, was presented at the Society for
Technology in Anesthesia (STA) meeting on October 28th, 2004. Proper and consistent identification of the epidural space represents a critical step towards the adoption of Milestone's technology for the administration of epidural anesthesia.

                                 ---------------

         In addition to products enhancing its position in advanced injection technology, in 2004 Milestone acquired rights to a proprietary dental enhancement system now named the CoolBlue Wand(TM) ("CoolBlue Wand").

         CoolBlue Wand Dental Enhancement System

         The CoolBlue Wand dental enhancement system uses blue light emitting diodes for fast curing of dental composite material, trans-illumination of teeth and activation of whitening gels and pastes. Initially Milestone viewed the
CoolBlue Wand as an aid to its sales force in gaining access to dental offices for sales of CompuDent. However, in view of the burgeoning consumer demand for tooth whitening, Milestone has developed a professional in-office tooth whitening product that will also provide access to the consumer tooth whitening market.

         CoolBlue(TM) Tooth Whitening System ("CoolBlue")

         The CoolBlue Tooth Whitening system is a professional whitening system marketed directly to dental offices. The technique used with this system is differentiated from the competition in the following manner.

         1.  It uses blue Light Emitting Diodes (LED), rather than a high intensity plasma arc light, to accelerate the whitening process.

         2.  In contrast to currently available methods, it requires a minimum amount of time in the dental chair, as the teeth are illuminated for only ten seconds which is enough to begin the whitening process.

         3.  The patient goes home with our proprietary whitening rinse, which, by contrast to more expensive methods currently available, does not require custom trays, again reducing the time in the dentist's office.

         This method has advantages for both the dentist and patient, as it involves less chair time and lower costs.

         We believe that the sales initiative for this product will enable us to access an expanded number of dental offices, thereby providing an opening to sell our core product - the CompuDent system. It is our intention to make the
CoolBlue Tooth Whitening system available in the second quarter of 2005.

         Ionic White(TM) Tooth Whitening system ("Ionic White")

         Ionic White Tooth Whitening system is a consumer product designed to whiten and brighten teeth. This product uses a proprietary formulation of whitening gels in conjunction with an intra-oral mouthpiece which contains a series of blue LEDs used to accelerate the whitening process. There are patents pending in the US and internationally on both the design and method of this product. Ionic White was launched via television infomercials in March, 2005.

         o   This product differs from other over the counter (OTC) consumer products in a number of ways. It allows whitening gels to enter the dentin tubules for superior whitening. It whitens the top, bottom, front and back of the teeth, whereas typical OTC products whiten only the front of the teeth.The initial process takes only 21 minutes, and the customer may maintain brightness because the system includes a proprietary whitening rinse, which when used with the intra-oral mouthpiece, maintains white, bright teeth.

         NEW MARKETING APPROACH

         Throughout 2004, Milestone continued building a national sales force of highly trained independent representatives to provide sales coverage in urban areas in 16 states.

     Milestone's sales force currently includes three full time sales managers,
     18 inside sales representatives, 3 sales support representatives and 8 independent outside sales representatives. With a growing new sales force and the acquisition of rights to new products to facilitate access to dental offices, Milestone intends to direct its marketing efforts to capturing new customers, particularly from specialty practitioners, including periodontists, pedodontists, endodontists and
     cosmetic/restorative dentists.

         CORPORATE INFORMATION

         On December 10, 2004 we purchased a 19.9% interest in a German wholesale distributorship that sells dental products including our CompuDent technology and CoolBlue product lines in Germany, the world's 3rd largest dental market

         We were organized in August 1989 under the laws of Delaware. Our principal executive office is located at 220 South Orange Avenue, Livingston
Corporate Park, Livingston, New Jersey 07039, telephone number (973) 535-2717.

                                       10

                                  RISK FACTORS

The securities offered by the selling stockholders involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors and the other information in this prospectus, including our financial statements and the notes to those statements, prior to making an investment decision.

We have no history of profitable operations. Continuing losses could exhaust our capital resources and force us to discontinue operations.

         Although our operations commenced in November 1995, until 1998 we had limited revenues. For the years ended December 31, 1998, 1999, 2000, 2001, 2002,
2003, and 2004, our revenues were approximately $8.8 million, $2.9 million, $5.7 million, $4.1 million, $4.1 million, $4.0 million, and 4.8 million, respectively. In addition, we have had losses for each year since the commencement of operations, including net losses of approximately $2.4 million and $3 million for 2003 and 2004, respectively. At December 31, 2004, we had an accumulated deficit of approximately $47.2 million. Unless we can significantly increase sales of our CompuDent units, handpieces or other injection devices, we expect to incur losses for the foreseeable future.

We cannot become successful unless we gain greater market acceptance for our products and technology.

         As with any new technology, there is substantial risk that the marketplace will not accept the potential benefits of this technology or be unwilling to pay for any cost differential with the existing technologies.
Market acceptance of CompuDent, the SafetyWand, CompuMed and CompuFlo depends, in large part, upon our ability to educate potential customers of their distinctive characteristics and benefits and will require substantial marketing efforts and expense. More than 26,000 units of the CompuDent or its predecessors have been sold worldwide since 1998. Sales of disposable handpieces in 2004 reflect a moderate increase in the world wide usage of our dental and medical systems. We cannot assure you that our current or proposed products will be accepted by practitioners or that any of the current or proposed products will be able to compete effectively against current and alternative products.

Our limited distribution channels must be expanded for us to become successful.

         Our future revenues depend on our ability to market and distribute our anesthetic injection technology successfully. In the United States, we rely on a limited number of independent representatives and in-house sales people. Abroad, we lack distributors in many markets. To be successful we will need to hire and retain additional sales personnel, provide for their proper training and ensure adequate customer support. We cannot assure you that we will be able to hire and retain an adequate sales force or engage suitable distributors, or that our sales force or distributors will be able to successfully market and sell our products.

                                       11

We depend on two principal manufacturers. If we cannot maintain our existing relationships or develop new ones, we may have to cease our operations.

         We have informal arrangements with the manufacturer of our CompuDent and CompuMed units and the principal manufacturer of our handpieces for those units pursuant to which they manufacture these products under specific purchase orders but without any long-term contract or minimum purchase commitment. We have been supplied by these manufacturers since the commencement of production in 1998. However, termination of the manufacturing relationship with any of these manufacturers could significantly and adversely affect our ability to produce and sell our products. Though we have established an alternate source of supply for our handpieces in China and other alternate sources of supply exist, we would need to recover our existing tools or have new tools produced to establish relationships with new suppliers. Establishing new manufacturing relationships could involve significant expense and delay. Any curtailment or interruptions of the supply, whether or not as a result or termination of the relationship, would adversely affect us.

We may be subject to product liability claims that are not fully covered by our insurance and that could put us under a tremendous financial strain.

         We could be subject to claims for personal injury from the alleged malfunction or misuse of our dental and medical products. While we carry liability insurance that we believe is adequate, we cannot assure you that the insurance coverage will be sufficient to pay such claims should they be successful. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on us.

We rely on the continuing services of our chairman and chief executive officer, president and director of clinical affairs.

         We depend on the personal efforts and abilities of our Chairman and
Chief Executive Officer, our President who was promoted to this position from that of Senior Vice President in September 2003, and our Director of Clinical
Affairs. We maintain a key man life insurance policy in the amount of $1,000,000 on the life of our Chairman and Chief Executive Officer. However, the loss of his services or the services of each of our President or Director of Clinical
Affairs, on whom we maintain no insurance, could have a materially adverse effect on our business.

The market price of our common stock has been volatile and may continue to fluctuate significantly because of various factors, some of which are beyond our control.

         Our stock price has been extremely volatile, fluctuating over the last three years between closing prices of $.42 and $7.77. These fluctuations have been unrelated to or disproportionately affected by our operating performance.
The market price of our common shares could continue to fluctuate significantly in response to a variety of factors, some of which may be beyond our control.

The existence of outstanding options, warrants and convertible securities may preclude us from obtaining additional equity financing.

         We currently have outstanding options, warrants and series A convertible preferred stock to purchase 3,676,539 shares of our common stock at prices ranging from $.87 to $13.50 per share with a weighted average exercise or conversion price of $4.83. Holders of these warrants and options are given the opportunity to profit from a rise in the market price of our common stock and are likely to exercise their securities at a time when we would be able to obtain additional equity capital on more favorable

                                       12

terms. Thus, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by such outstanding securities. The market price of our common shares has been volatile and may continue to fluctuate significantly because of various factors, some of which are beyond our control.

We are controlled by a limited number of shareholders.

         Our principal shareholders, Leonard Osser and K. Tucker Andersen, own
27.74% of the issued and outstanding shares of our common stock. As a result, they have the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing directors, selling all or substantially all of our assets, merging with another entity or amending our certificate of incorporation. This de facto control could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for our securities.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock and warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

         Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. We currently have outstanding options and warrants to purchase 3,672,149 shares of our common stock at prices ranging from $.87 to $13.50 per share with a weighted average exercise or conversion price of $4.83. Holders of these warrants and options are given the opportunity to profit from a rise in the market price of our common stock and are likely to exercise their securities at a time when we would be able to obtain additional equity capital on more favorable terms. Thus, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by such outstanding securities. The market price of our common shares has been volatile and may continue to fluctuate significantly because of various factors, some of which are beyond our control. Currently, there are 10,962,183 shares of common stock actually issued and 10,928,850 outstanding. Also, there are another 4,362,757 shares of common stock reserved for future issuance as follows:

         o   up to 1,440,000 shares underlying the warrants issued in the Public
             Offering;

         o   up to 335,614 shares underlying warrants granted to satisfy obligations in connection with the 2004 public offering;

         o   up to 432,000 shares underlying the representative's warrants issued in the Public Offering, including the shares underlying the warrants included in the representative's warrants;

         o   up to 303,132 shares underlying the representative's warrants issued in our March 2005 Private Placement, including the shares underlying the warrants included in the representative's warrants;

                                       13

         o   up to 314,333 shares underlying stock options previously granted, or to be granted, under our 1997 Stock Option Plan

         o   up to 500,000 shares underlying stock options to be granted under our 2004 Stock Option Plan;

         o   up to 1,303,288 shares underlying other stock options and warrants that were granted and remained outstanding as of April 30, 2005;

         o   and

         o   4,390 shares of common stock underlying our series A convertible preferred stock.

         We have 10,928,850 shares of common stock outstanding, of which
5,761,737 are freely tradable. The remaining 5,167,113 shares are either held by
"affiliates", as defined by the rules and regulations promulgated under the
Securities Act of 1933, or are "restricted securities" as defined in Rule 144 promulgated under the Securities Act of 1933. Of this amount, 1,465,688 restricted shares not held by affiliates and 3,701,425 restricted or non-restricted shares held by "affiliates," can only be sold in compliance with the timing and volume limitations of Rule 144 promulgated under the Securities
Act of 1933.

         The decrease of our outstanding shares as a result of a reverse stock split, without change to our authorized capitalization, increased the ability of our board of directors to issue shares without stockholder approval. Issuance of shares may dilute the value of our outstanding shares or have a negative impact on the trading price of the common stock.

            The 1-for-3 stock split effected in January 2004, after due authorization by our shareholders, reduced our outstanding shares from
18,338,033 to 6,112,678 (9,663,907 shares after giving effect to the consummation of the public offering and related issuances of units). Since the reverse stock split was effected without change in our authorized shares, the differential between outstanding shares and authorized shares increased, thus providing the Board of Directors with increased ability to effect issuances of stock without stockholder authorization. For example, shares may be issued in capital raising transactions, mergers or acquisitions or for compensatory reasons where other governing rules or statutes do not separately require stockholder approval. The issuance of these shares for less than their book value or for less than value paid by purchasers in the recently completed offering could have a dilutive effect on purchasers in this offering. Further the issuance of the shares could also have a negative impact on the trading price of our then outstanding common stock, including the stock issued in the recently completed offering.

Implementation of procedures to comply with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be so costly that compliance could have an adverse effect on us.

         We must comply with Sarbanes-Oxley requirements requiring a management report on internal control over financial reporting disclosure requirements in our annual report for our financial year ending December 31, 2006. It may be time-consuming, costly and difficult for us to develop and implement the necessary internal controls and reporting procedures, possibly requiring us to hire additional personnel. These additional costs could have an adverse effect on our profitability.

If we are unable to satisfy the American Stock Exchange maintenance requirements, our common stock may be delisted from the American Stock Exchange and, as a result, our liquidity and the value of our common stock may be impaired.

                                       14

         Shares of our common stock are currently listed on the American Stock
Exchange. Continued listing on the American Stock Exchange requires that we maintain at least $6,000,000 in stockholders' equity since we have sustained losses in our five most recent fiscal years. We received notice from the
American Stock Exchange on January 4, 2005 indicating that we were below the
Exchange's continued listing standards requiring stockholders' equity of
$6,000,000. On January 14, 2005 we submitted a plan to the Exchange for regaining compliance with the Exchange's stockholder equity continued listing requirement by the end of the plan period on June 30, 2005. On January 27, 2005 the Exchange determined that this plan made a reasonable demonstration of our ability to regain compliance with the continued listing standards by the end of the plan period. As a result of the acceptance of this plan, we will remain listed on the Exchange until the end of the plan period, subject to periodic review by the Exchange to determine whether we are progressing consistent with the plan. However, failure to make such progress could result in our being delisted earlier from the Exchange. If our securities are delisted from the
Exchange, trading, if any, in our securities would be conducted in the over the counter market on the NASD's "OTC Bulletin Board". Consequently, the liquidity of our securities could be impaired, not only in the number of securities that could be bought and sold, but also through delays in the timing of transactions, reduction in security analyst and news media coverage of Milestone, and lower prices for our securities than might otherwise be obtained.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as plans, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

         All shares and/or warrants of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares and/or warrants. However, the shares offered by this prospectus include 417,140 shares underlying warrants and options to purchase those shares at different prices per share. Assuming the exercise of all of these warrants and options, we would receive proceeds of approximately $1,953,017 in the aggregate, which we would use for additional working capital.

                            SELLING SECURITY HOLDERS

         The following table sets forth the information as to the ownership of our securities by the selling stockholders on May 4, 2005. On May 4, 2005,
10,928,850 shares of our common stock were outstanding. Unless otherwise indicated, it is assumed that each selling stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the selling stockholder, including those issuable upon exercise of warrants or options. In addition, other than

                                       15

indicated below, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

         A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities.
Each selling stockholder's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

                                                                                       SHARES TO BE        PERCENTAGE OF
                                     SHARES OWNED               NUMBER OF                 OWNED           COMMON STOCK
                                      BEFORE THE             SHARES THAT MAY            AFTER THE        OWNED AFTER THE
        SELLING STOCKHOLDER            OFFERING                  BE SOLD                 OFFERING           OFFERING
        -------------------            --------                  -------                 --------           --------

Gestioni Patrimoniale                   360,000 (1)              360,000                       0                  0
c/o Banca Profilo
Via S. Martino n. 10
Milano, Italy

First Mirage, Inc.                      66,000  (2)               66,000                       0                  0
333 Sandy Springs Circle, Suite 230
Atlanta, GA  30328

Generation Capital Associates           54,528  (3)               54,528                       0                  0
1085 Riverside Terrace
Atlanta, GA  30328

SIMGEST S.p.A.                          480,000 (4)              480,000                       0                  0
Via Cairoli 11
40121 BOLOGNA
Italy

Dynamic Decisions Growth Premium        120,000 (5)              120,000                       0                  0
Master Fund
Morgan Stanley
25 Cabot Square
Canary Warf
London
E14 4QA
England

                                       16

                                                                                       SHARES TO BE        PERCENTAGE OF
                                     SHARES OWNED               NUMBER OF                 OWNED           COMMON STOCK
                                      BEFORE THE             SHARES THAT MAY            AFTER THE        OWNED AFTER THE
        SELLING STOCKHOLDER            OFFERING                  BE SOLD                 OFFERING           OFFERING
        -------------------            --------                  -------                 --------           --------

Design Centre Incorporated              103,648 (6)               38,370                    65,278                *
218 Dew Drop Road
York PA 17402

Dynamic Decisions Euro Growth           120,000 (7)              120,000                       0                  0
Master Fund
Morgan Stanley
25 Cabot Square
Canary Warf
London
E14 4QA
England

Pablo Felipe Serna                       7,408                    7,408                        0                  0
Dynamic Decisions
Corso Italia, 66
Milano, 20122, MI
Italy

Investment Connections                   2,204  (8)               2,204                        0                  0
Route de Sauverny 217
Case Postale 565
CH 1290 Versoix, Switzerland

Thomas Stuckey                          13,872  (9)               9,965                      3,817                *
19 Grant Avenue
Highland Park, NJ 08904

ValueRich, Inc.                          3,084  (10)              3,084                        0                  0
1804 N. Dixie Highway, Suite A
West Palm Beach, FL 33407

Mark Hochman                          122,492.98(11)              60,090                   62,402.98              *
26 Meadow Woods Road
Lake Success, NY 11020

                                       17

                                                                                       SHARES TO BE        PERCENTAGE OF
                                     SHARES OWNED               NUMBER OF                 OWNED           COMMON STOCK
                                      BEFORE THE             SHARES THAT MAY            AFTER THE        OWNED AFTER THE
        SELLING STOCKHOLDER            OFFERING                  BE SOLD                 OFFERING           OFFERING
        -------------------            --------                  -------                 --------           --------

Stuart Wildhorn                         33,647  (12)              3,030                     30,617                *
2 Knights Bridge Drive
Randolph, NJ 07869

Adam Salberg                             3,030                    3,030                        0                  0
10 Bergen Hill Road
Rockaway, NJ 07866

Shaul Koren                             293,066 (13)              9,091                     283,975             2.59
PO Box 451
Woodywood 2144
Sandon, South Africa

Arthur Salzfass                         21,211                    8,811                     12,400                *
31 East Street
Hadley, MA  01035

Charles David McCrory                   12,000  (14)              12,000                       0                  0
7413 Spring Lea Way
N. Richland Hills, TX 76180

William C. Tella                        15,072                    7,536                      7,536                *
19 Mitchell Road
Port Washington, NY  11050

Marina Co.                              483,821 (15)              97,342                    386,479             3.45
c/o Morse, Zelnick, Rose & Lander
405 Park Avenue
New York, NY  10022-4405

CommonHealth, LLC                       62,783  (16)              62,783                       0                  0
30 Lanidex Plaza West
Parsippany, NJ  07054

                                       18

-----------------
Less than 1*

     (1) Investment making authority for Banca Profilo (Gestioni Patrimoniale)
     is vested in Fabio Gnecco, its Asset Management Director. Banca Profilo
     (Gestioni Patrimoniale)'s beneficial ownership of common stock includes
     60,000 shares underlying warrants, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.89 per share.

     (2) Investment making authority for First Mirage, Inc. is vested in Frank
     E. Hart, Manager of High Capital Funding, LLC, the corporate parent of
     First Mirage, Inc., David A. Rapaport, its Executive Vice President and
     General Counsel, and Fred A. Brasch, its Chief Financial Officer. First
     Mirage's beneficial ownership of common stock includes 11,000 shares underlying warrants, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.89 per share.

     (3) Investment making authority for Generation Capital Associates is vested in David A. Rapaport, its Executive Vice President and General Counsel,
     Frank E. Hart, its general partner (as nominee for High Capital Funding,
     LLC, the corporate parent of Generation Capital Associates), and Fred A.
     Brasch, its Chief Financial Officer. Generation Capital Associates'
     beneficial ownership of common stock includes 9,088 shares underlying warrants, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.89 per share.

     (4) Investment making authority for SIMGEST S.p.A. is vested in its Asset
     Management Committee, the Chairman of which is Fausto Fontanesi, General
     Manager of SIMGEST S.p.A. SIMGEST S.p.A..'s beneficial ownership of common stock includes 80,000 shares underlying warrants, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.89 per share.

     (5) Investment making authority for Dynamic Decisions Growth Premium Master
     Fund is vested in Enrico Danieletto, its CIO, Marta Renzetti, its CFO, and
     Alberto Micalizzi, its chairman.. Dynamic Decisions Growth Premium Master
     Fund's beneficial ownership of common stock includes 20,000 shares underlying warrants, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.89 per share.

     (6) Design Centre Incorporated's beneficial ownership of common stock includes 65,278 shares subject to stock options, exercisable within 60 days of the date of this prospectus, 62,500 of which are exercisable at a price of $1.98 and 2,778 of which are exercisable at a price of $1.25. Investment making authority for this entity is vested in Gary DeBruin, its Senior Vice
     President.

                                       19

     (7) Investment making authority for Dynamic Decisions Euro Growth Master
     Fund is vested in Enrico Danieletto, its CIO, Marta Renzetti, its CFO, and
     Alberto Micalizzi, its chairman. Dynamic Decisions Euro Growth Master
     Fund's beneficial ownership of common stock includes 20,000 shares underlying warrants, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.89 per share.

     (8) Investment making authority for Investment Connections is vested in
     Floriane Meyer, its Managing Director.

     (9) Thomas Stuckey's beneficial ownership of common stock includes 3,817 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.92 per share. Of these options,
     306 are held jointly with his wife and 733 are held in an IRA account.

     (10) Investment making authority for ValueRich, Inc. is vested in Joseph
     Visconti, its CEO.

     (11) Mark Hochman's beneficial ownership of common stock includes the following held jointly with his wife, Claudia Hochman, as follows: 43,424 shares of common stock and 64,442.98 shares subject to stock options, exercisable within 60 days of the date of this prospectus. The exercise prices of these options are: 28,333 at $6.60 per share; 8,333 at $2.25 per share; 8,333 at $3.60 per share; 8,333 at $0.90 per share; 16,666 at $2.00 per share and 16,666 at $1.70 per share.

     (12) Stuart Wildhorn's beneficial ownership of common stock includes 24,556 shares subject to stock options, exercisable within 60 days of the date of this prospectus. The exercise prices of these options are: 16,667 at $7.50 per share; 2,333 at $2.25 per share and 5,556 at $4.92 per share.

     (13) Shaul Koren's beneficial ownership of common stock includes 16,667 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.92 per share.

     (14) Charles David McCrory's beneficial ownership of common stock includes
     2,000 shares underlying warrants exercisable within 60 days of the date of this prospectus, at an exercise price of $4.89 per share.

     (15) Marina Co. is a New York General Partnership whose general partners are some of the limited liability partners of Morse, Zelnick, Rose &
     Lander, LLP. Marina Co. is used by its participating partners as a repository for shares of Milestone Scientific and other corporations that they own. Marina Co.'s beneficial ownership of common stock includes
     264,008 shares issuable upon exercise of stock options and warrants, exercisable within 60 days of the date of this prospectus. 53,333 options are exercisable at $3.26 per share, 66,667 options are exercisable at $4.37 per share, 33,333 options are exercisable at $7.50 per share and 111,675 warrants are exercisable at $4.89 per share. 30,675 of these warrants, expiring February 16, 2009, are also offered as part of this Registration
     Statement. Investment making authority for Marina Co. is vested in Howard
     Morse, Esq., Kenneth Rose, Esq. and Stephen Zelnick, Esq., partners of
     Morse, Zelnick, Rose & Lander, LLP.

     (16) Investment making authority for CommonHealth, LLC is vested in Matt
     Giegerich, its Chief Executive Officer, and Robert L. Saporito, its Chief
     Financial Officer.

                                       20

                              PLAN OF DISTRIBUTION

         Sales of the shares of our common stock or the warrants to purchase our common stock, covered by this prospectus, may be effected from time to time in transactions (which may include block transactions) on the American Stock
Exchange (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders may effect transactions by selling their shares directly to purchasers or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents, or to whom they sell as principal, or both
(which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any
commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against a number of liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the securities against the liabilities, including liabilities arising under the Securities Act. As used herein, "selling stockholders"
includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such
Rule.

         We have agreed to keep the registration statement, of which this prospectus is a part, effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

         In order to comply with the applicable state securities laws, the shares covered by this prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in a number of states the shares may not be offered or sold unless they have been registered or qualified for sale in such states, or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling stockholders will be subject to applicable provisions of the Exchange
Act and the rules and regulations thereunder, including, without limitation,
Rule 10b-5 and, insofar as the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof, all of which may affect the marketability of the shares covered by this prospectus.

                                       21

                                  LEGAL MATTERS

         Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, New York, New York
10022 will deliver an opinion that the issuance of the shares covered by this prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Delaware law.

                                     EXPERTS

         Our financial statements as of December 31, 2004 and for the year then ended appearing in our Annual Report on Form 10-KSB for the year ended December
31, 2004 have been audited by Eisner LLP, an independent registered public accounting firm, as set forth in their report thereon dated February 22, 2005, except as to Note R, the date of which is March 31, 2005, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Milestone
Scientific Inc. and subsidiaries as of and for the year ended December 31, 2003 appearing in Milestone Scientific Inc's annual report on Form 10-KSB for the year ended December 31, 2004 have been audited by J.H. Cohn LLP, an independent registered public accounting firm, as set forth in their report thereon dated
March 26, 2004, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                       22

                      INTEREST OF NAMED EXPERT AND COUNSEL

         Members, affiliates and of counsel to Morse, Zelnick, Rose & Lander,
LLP own, in the aggregate, 219,813 shares of our common stock and options or warrants to purchase 370,675 shares of our common stock, 264,008 of which are currently exercisable.

             LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

         Our certificate of incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. This provision does not eliminate or limit the liability of a director:

         o   for breach of his or her duty of loyalty to us or to our
             stockholders;

         o   for acts or omissions not in good faith or which involve
             intentional misconduct or a knowing violation of law;

         o   under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions);

         o   for any improper benefit; or

         o   for breaches of a director's responsibilities under the federal securities laws.

                  Our certificate of incorporation also provides that we
         indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

                  Insofar as indemnification for liabilities arising under the
         Securities Act may be permitted to directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws and the
         Delaware General Corporation Law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

                                       23

          ============================================================

                                1,632,737 SHARES
                                  COMMON STOCK

                                30,675 WARRANTS,
                                EACH TO PURCHASE
                            ONE SHARE OF COMMON STOCK

                            MILESTONE SCIENTIFIC INC.

                               ------------------

                                   PROSPECTUS

                               ------------------

                                  May [ ], 2005
          ============================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         We agreed to register the re-offer and re-sale of the shares of our common stock and the warrants covered by this prospectus by filing the registration statement which this prospectus is a part under the Securities Act and the securities laws of the states. We agreed to pay all the expenses and fees incurred in connection with the preparation, filing and modification or amendment of the registration statements except for selling commissions. These expenses are estimated at $30,620.48, as follows:

SEC registration fee..............................................   $   620.48
Accounting fees and expenses......................................    10,000
Legal fees and expenses...........................................    20,000
                                                                      ------

      Total.......................................................   $30,620.48
                                                                     ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. This provision does not eliminate or limit the liability of a director:

         o   for breach of his or her duty of loyalty to us or to our
             stockholders,

         o   for acts or omissions not in good faith or which involve
             intentional misconduct or a knowing violation of law,

         o   under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions),

         o   for any improper benefit, or

         o   for breaches of a director's responsibilities under the Federal securities laws.

         Our Certificate of Incorporation also provides that we indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

                                      II-1

ITEM 16. EXHIBITS

Exhibit
No.                          Description
---                          -----------
4.1      Form of letter used in 2004 and 2005 regarding the issuance of shares to certain vendors and consultants of the company. (1)

4.2      Form of Subscription Agreement used in connection with the private placement of Units, March 2005*

4.3      Form of warrant issued in connection with the private placement of
         Units, March 2005*

4.4      Agreement with Mark Hochman dated as of January 1, 2005. (2)

4.5      Option agreement dated December 6, 2004, issued to Mark Hochman.*

4.6      Agreement dated December 22, 2003 with Morse, Zelnick, Rose & Lander.
         (3)

4.7      Option agreement dated May [    ], 2005, issued to Marina Co.*

4.8      Form of warrant agreement and form of warrant expiring February 16,
         2009.(4)

5.1      Opinion of Morse, Zelnick, Rose & Lander, LLP*

23.1     Consent of Eisner LLP*

23.2     Consent of J.H. Cohn LLP*

23.3     Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)

24       Power of Attorney (included on signature page)

--------------------------------------------------------------------------------

NOTES TO EXHIBITS
-----------------

         *  Filed herewith

(1)      Filed on September 3, 2004 as exhibit 4.1 to our registration statement on Form S-3, S.E.C. file no. 333-118807, and incorporated herein by reference.

(2)      Filed on April 4, 2005 as exhibit 10.36 to our annual report on Form
         10-KSB, and incorporated herein by reference.

(3)      Filed on January 29, 2004 as exhibit 10.33 to our registration statement on Form S-2/A, S.E.C. file no. 333-110376, and incorporated herein by reference.

(4)      Filed on February 13, 2004, as exhibit 4.3 to our registration statement on Form S-2/A, S.E.C. file no. 333-110376, and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

                           (i) include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) reflect in the prospectus any facts or events
                  which, individually or together, represent a fundamental
                  change in the information set forth in the Registration
                  Statement. Notwithstanding

                                      II-2

                  the foregoing, any increase or decrease in volume of
                  securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus
                  filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                           (iii) include any additional or changed material
                  information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of Such securities at that time shall be deemed to be the initial bonafide offering of such securities.

                  (3) To file a post-effective amendment to remove from
         registration any of the securities that remain unsold at the end of the offering.

                  (4) For purposes of determining any liability under the
         Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and,
         where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                      II-3

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant,
Milestone Scientific Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this
6th day of May, 2005.

                                     MILESTONE SCIENTIFIC INC.

                                            By: /s/ Leonard Osser
                                                    ----------------------------
                                                    Leonard Osser,
                                                    Chairman and Chief Executive
                                                    Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Leonard Osser and Stephen A. Zelnick, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the
Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of
1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of May, 2005.

         Signature                                      Title
         ---------                                      -----

/s/ Leonard Osser                     Chairman of the Board of Directors and
-------------------------             Chief Executive Officer
Leonard Osser

/s/ Kevin T. Lusardi                  Vice President and Chief Financial Officer
-------------------------
Kevin T. Lusardi

/s/ Leonard Schiller                  Director
-------------------------
Leonard Schiller

/s/ Paul Gregory                      Director
-------------------------
Paul Gregory

/s/ Leslie Bernhardt                  Director
-------------------------
Leslie Bernhardt

/s/ Jeffrey Fuller                    Director
-------------------------
Jeffrey Fuller